EXHIBIT 5.1

December 20, 2002

Cortex Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California 92618

Re:    Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 3,615,589 shares of the Company’s common stock, $0.001 par value (“Common Stock”), issuable under the Company’s 1996 Stock Incentive Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 3,615,589 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Stradling Yocca Carlson & Rauth